NI Holdings, Inc. Reports Results for Third Quarter Ended September 30, 2025

FARGO, North Dakota, November 7, 2025 – NI Holdings, Inc. (NASDAQ: NODK) announced today results for the quarter ended September 30, 2025.

Summary of Third Quarter 2025 Results – Continuing Operations

(All comparisons vs. continuing operations for the third quarter of 2024, unless noted otherwise)

•	Direct written premiums of $58.5 million compared to $67.7 million in the prior period. The decrease was primarily driven by an 80.0% decline in Non-Standard Auto, reflecting the Company’s strategic decision during the quarter to stop writing this business in Illinois, Arizona and South Dakota. This decline was partially offset by a 10.1% increase in Home and Farm premiums, driven by new business growth in North Dakota, rate increases, and increased insured property values, partially offset by lower retention and new business in Nebraska.
•	Combined ratio of 109.1% versus 111.0%, with the elevated ratios in both periods primarily driven by unfavorable prior year loss reserve development in Non-Standard Auto contributing 11.2 pts and 7.2 pts to the combined ratio, respectively.
•	Net investment income increased 8.1% to $3.0 million in the current period, primarily driven by higher reinvestment rates in the fixed income portfolio.
•	Net investment gains decreased 43.5% to $1.4 million in the current period, driven by lower unrealized gains on equity securities, partially offset by higher net realized gains.
•	Basic loss per share of ($0.08) compared to ($0.13) in the prior period.

	Three Months Ended September 30,			Nine Months Ended September 30,
Dollars in thousands, except per share data (unaudited)	2025	2024	Change	2025	2024	Change
Direct written premiums	$58,458	$67,704	(13.7%)	$235,705	$269,217	(12.4%)
Net earned premiums	$71,905	$83,270	(13.6%)	$212,407	$238,323	(10.9%)
Loss and LAE ratio	78.2%	78.2%	0.0 pts	76.0%	73.3%	2.7 pts
Expense ratio	30.9%	32.8%	(1.9) pts	34.0%	33.7%	0.3 pts
Combined ratio	109.1%	111.0%	(1.9) pts	110.0%	107.0%	3.0 pts
Net loss attributable to NI Holdings	$(1,666)	$(2,705)	(38.4%)	$(7,257)	$(15,908)	(54.4%)
Continuing operations	$(1,666)	$(2,705)	(38.4%)	$(7,257)	$(3,248)	NM
Discontinued operations	-	-	NM	-	$(1,512)	NM
Loss on sale of discontinued operations	-	-	NM	-	$(11,148)	NM
Return on average equity	(2.7%)	(4.5%)	1.8 pts	(4.0%)	(1.9%)	(2.1) pts
Basic loss per share	$(0.08)	$(0.13)	(38.5%)	$(0.35)	$(0.76)	(53.9%)
Continuing operations	$(0.08)	$(0.13)	(38.5%)	$(0.35)	$(0.15)	NM
NM = not meaningful

Management Commentary

“First, I am thrilled to rejoin the company as CEO,” said Cindy Launer, President and Chief Executive Officer. “I look forward to collaborating with our exceptional agents, employees and board to continue delivering outstanding service and products to our customers and communities. Turning to our third quarter results, our Non-Standard Auto segment was again impacted by adverse prior year development. In response, we made the strategic decision to stop writing non-standard auto business in Illinois, Arizona and South Dakota. While this will reduce future earned premiums, we believe this shift positions us for stronger underwriting performance and greater stability moving forward.”

Securities and Exchange Commission (SEC) Filings

The Company’s Quarterly Report on Form 10-Q and latest financial supplement can be found on the Company’s website at www.niholdingsinc.com. The Company’s filings with the SEC can also be found at www.sec.gov.

About the Company

NI Holdings, Inc. is an insurance holding company. The Company is a North Dakota business corporation that is the stock holding company of Nodak Insurance Company and became such in connection with the conversion of Nodak Mutual Insurance Company from a mutual to stock form of organization and the creation of a mutual holding company. The conversion was consummated on March 13, 2017. Immediately following the conversion, all of the outstanding shares of common stock of Nodak Insurance Company were issued to Nodak Mutual Group, Inc., which then contributed the shares to NI Holdings in exchange for 55% of the outstanding shares of common stock of NI Holdings. Nodak Insurance Company then became a wholly-owned stock subsidiary of NI Holdings. NI Holdings’ financial statements are the consolidated financial results of NI Holdings; Nodak Insurance, including Nodak’s wholly-owned subsidiaries American West Insurance Company, Primero Insurance Company, and Battle Creek Insurance Company; Direct Auto Insurance Company; and Westminster Insurance Company until the date of sale.

Safe Harbor Statement

Some of the statements included in this news release, particularly those anticipating future financial performance, including investment performance and yields, business prospects, growth and operating strategies, the impact of underwriting changes and other strategic actions on operating results, our plans to increase investments in people and technology, enhance distribution management efforts, and focus on expense management initiatives, our ability to generate consistent profitable growth and create lasting value for our shareholders, and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Actual results could vary materially. Factors that could cause actual results to vary materially include: our ability to maintain profitable operations, the adequacy of the loss and loss adjustment expense reserves, business and economic conditions, the changes in the international trade policies and the potential impact of such changes, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, adverse and catastrophic weather events, including the impacts of climate change, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the insurance companies we may acquire from time to time, the impact of inflation on our operating results, and other risks we describe in the periodic reports we file with the SEC. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to our Annual Report on Form 10-K, as filed with the SEC.

Investor Relations Contact:
Matt Maki

Executive Vice President, Treasurer and Chief Financial Officer
701-212-5976
IR@nodakins.com